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Exhibit 21. Revised List of Subsidiaries
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ASTeX CPI, Inc.
ETO, Inc.
Newton Engineering Service, Inc.
ASTeX, GmbH
ASTeX PlasmaQuest, Inc.
Klee Corporation
ASTeX Realty Corporation
ASTeX Securities Corporation
Shamrock Technology Corporation